Exhibit 99.1

Bogota Financial Corp. Reports Results for the Three and
 Nine Months Ended September 30, 2026

 NEWS PROVIDED BY
 Bogota Financial Corp.

Teaneck, New Jersey, October 30, 2026 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended September 30, 2026 of $473,000, or $0.04 per basic and diluted share, compared to a net income of $455,000, or $0.04 per basic and diluted share, for the comparable prior year period. The Company reported net income for the nine months ended September 30, 2026 of $1.9 million, or $0.15 per basic and diluted share, compared to a net income of $1.4 million, or $0.11 per basic and diluted share, for the comparable prior year period.

As of September 30, 2026, 237,590 shares of the Company’s common stock have been repurchased pursuant to the Company’s current stock repurchase program at a cost of $2.1 million which represents all of the shares the Company was authorized to repurchase under that program.

Other Financial Highlights:

●	Total assets decreased $23.1 million, or 2.6%, to $881.8 million at September 30, 2026 from $904.9 million at December 31, 2025, due to a decrease in cash and cash equivalents and securities.

●
Cash and cash equivalents decreased $15.9 million, or 44.6%, to $19.7 million at September 30, 2026 from $35.6 million at December 31, 2025 as excess funds from increased borrowings, security maturities and loan payments were used to fund deposit outflows.

●
Securities decreased $11.7 million, or 7.4%, to $146.4 million at September 30, 2026 from $158.1 million at December 31, 2025 due to principal repayments of mortgage-backed securities and maturities of corporate bonds.

●
Net loans decreased $532,000, or 0.1%, to $647.1 million at September 30, 2026 from $647.6 million at December 31, 2025, primarily due to decreases in residential mortgages and commercial real estate loans, offset by an increase in multi-family real estate loans.

●
Total deposits at September 30, 2026 were $581.3 million, decreasing $71.2 million, or 10.9%, compared to $652.4 million at December 31, 2025, due to a $92.2 million decrease in certificates of deposit of which $10.8 million represented a decrease in brokered deposits. The decrease was offset by a $16.5 million increase in savings accounts, a $1.5 million increase in non-interest-bearing accounts and a $4.2 million increase in NOW accounts. The average rate on deposits decreased 16 basis points to 3.14% for the first three quarters of 2026 from 3.30% from the comparable period a year ago, which was due to lower interest rates and lower average balances of certificates of deposit.

●
Federal Home Loan Bank (the "FHLB") advances increased $47.4 million, or 50.8% to $140.7 million at September 30, 2026 from $93.3 million as of December 31, 2025.  The increase in borrowings was largely attributable to the outflow of deposits during the nine months ended September 30, 2026.

Kevin Pace, President and Chief Executive Officer, said “We are excited to mark another important milestone in Bogota Savings Bank’s continued growth with the opening of our newest location in Point Pleasant, New Jersey as part of our strategic expansion into the southern New Jersey market. This allows us to serve our already extensive customer base in the Central and South Jersey markets and reflects our confidence and commitment in the opportunities within that market.

We are particularly encouraged by our financial performance through the first nine months of 2026. Net income increased 36% to $1.9 million compared to the same period last year, while net interest income grew 13.9% to $12.7 million. We also achieved meaningful improvements in our net interest margin and net interest rate spread, reflecting continued progress in managing our funding costs and strengthening our core earnings performance. These results demonstrate the benefits of our ongoing focus on operational discipline, balance sheet management, and long-term financial performance.

We recognize that the banking industry continues to navigate a challenging and evolving environment, characterized by interest rate uncertainty, heightened competition for deposits, changing customer expectations, and broader economic pressures. Against this backdrop, we remain focused on maintaining a strong financial foundation, managing risk prudently, and pursuing opportunities that support sustainable growth.

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended September 30, 2026 and September 30, 2025

Net income increased $18,000 to $473,000 for the three months ended September 30, 2026 compared to net income of $455,000 for the three months ended September 30, 2025. This increase was primarily due to a $579,000 increase in net interest income offset by a $467,000 increase in non-interest expenses and a $59,000 increase in income taxes.

Interest income decreased $194,000, or 1.8%, to $10.4 million for the three months ended September 30, 2026 compared to $10.6 million for the three months ended September 30, 2025.

Interest income on cash and cash equivalents decreased $9,000, or 5.0%, to $170,000 for the three months ended September 30, 2026 from $179,000 for the three months ended September 30, 2025 due to an 11 basis point decrease in the average yield from 4.27% for the three months ended September 30, 2025 to 4.16% for the three months ended September 30, 2026 resulting from a lower short-term interest rate environment. There was a $535,000 decrease in the average balance to $16.1 million for the three months ended September 30, 2026 from $16.7 million for the three months ended September 30, 2025

Interest income on loans decreased $50,000, or 0.6%, to $8.2 million for the three months ended September 30, 2026, due primarily to a 27 basis point increase in the average yield from 4.77% for the three months ended September 30, 2025 to 5.04% for the three months ended September 30, 2026 offset by a $40.4 million decrease in the average balance to $642.6 million for the three months ended September 30, 2026 from $683.0 million for the three months ended September 30, 2025.

Interest income on securities decreased $103,000, or 4.9%, to $2.0 million for the three months ended September 30, 2026, primarily due to a three basis point decrease in the average yield from 5.46% for the three months ended September 30, 2025, to 5.43% for the three months ended September 30, 2026.  The decrease was also due to a $6.6 million decrease in the average balance to $147.4 million for the three months ended September 30, 2026, from $153.9 million for the three months ended September 30, 2025.

Interest expense decreased $773,000, or 11.5%, from $6.7 million for the three months ended September 30, 2025 to $6.0 million for the three months ended September 30, 2026 primarily due to a lower average balance of certificates of deposits.  During the three months ended September 30, 2026, the use of hedges increased the interest expense on the FHLB advances and brokered deposits by $22,000 compared to a reduced expense for the three months ended September 30, 2025.  At September 30, 2026, cash flow hedges used to manage interest rate risk had a notional value of $67.5 million, while fair value hedges totaled $30.0 million in notional value.

Interest expense on interest-bearing deposits decreased $1.1 million, or 19.2%, to $4.5 million for the three months ended September 30, 2026 from $5.6 million for the three months ended September 30, 2025. The decrease was due to a 30 basis point decrease in the average cost of deposits to 3.28% for the three months ended September 30, 2026 from 3.58% for the three months ended September 30, 2025. The decrease in the average cost of deposits was due to the lower interest rate environment and a decrease in the rate paid on certificates of deposit offset by an increase in the rate paid on savings accounts. Our rates on certificates of deposit decreased 32 basis points to 3.57% for the three months ended September 30, 2026 from 3.89% for the three months ended September 30, 2025 and the average balances of certificates of deposit decreased $100.4 million to $402.3 million for the three months ended September 30, 2026 from $502.7 million for the three months ended September 30, 2025. The average balance of NOW/money market accounts and savings accounts increased $14.1 million and $16.2 million for the three months ended September 30, 2026, respectively, compared to the three months ended September 30, 2025.

Interest expense on FHLB advances increased $306,000, or 27.6%, from $1.1 million for the three months ended September 30, 2025 to $1.4 million for the three months ended September 30, 2026. The increase was primarily due to an increase in the average balance of $22.6 million to $138.7 million for the three months ended September 30, 2026 from $116.1 million for the three months ended September 30, 2025 and an increase in the average cost of borrowings of 35 basis points to 4.14% for the three months ended September 30, 2026 from 3.79% for the three months ended September 30, 2025 due to the new borrowings being shorter durations at higher rates.

Net interest income increased $579,000, or 14.9%, to $4.5 million for the three months ended September 30, 2026 from $3.9 million for the three months ended September 30, 2025.  The increase reflected a 38 basis point increase in our net interest rate spread to 1.68% for the three months ended September 30, 2026 from 1.30% for the three months ended September 30, 2025. Our net interest margin increased 39 basis points to 2.19% for the three months ended September 30, 2026 from 1.80% for the three months ended September 30, 2025.

We recorded no provision for credit losses for the three months ended September 30, 2026 and we recorded a $50,000 recovery for credit losses for the three months ended September 30, 2025. All non-performing loans are impaired and have no allowance for credit losses due to adequate collateral and required no additional provisions for credit losses.

Non-interest income increased $16,000, or 4.9%, to $337,000 for the three months ended September 30, 2026 from $321,000 for the three months ended September 30, 2025 due to a higher income on bank-owned life insurance.

For the three months ended September 30, 2026, non-interest expense increased $467,000, or 12.5%, compared to the same period ended September 30, 2025. Salaries and employee benefits decreased $6,000, or 0.3%, due to lower headcount. FDIC insurance premiums decreased $4,000, or 4.4%, due to lower deposit balances in 2026. Data processing expense increased $35,000, or 11.9%, due to higher processing costs. Director fees decreased $27,000, or 17.8%, due to fewer members on the board. The increase in advertising expense of $35,000, or 337.0%, was due to marketing for a new branch opening. Merger expense was $311,000, due to higher legal expense associated with the pending merger.

Income tax expense increased $59,000 to an expense of $132,000 for the three months ended September 30, 2026 from a $73,000 expense for the three months ended September 30, 2025. The increase was due to an increase of $64,000 in pre-tax income.

Comparison of Operating Results for the Nine Months Ended September 30, 2026 and September 30, 2025

Net income increased $516,000 to $1.9 million for the nine months ended September 30, 2026 from $1.4 million for the nine months ended September 30, 2025. This increase was primarily due to an increase of $1.6 million in net interest income which was offset by a decrease of $223,000 in non-interest income, an increase of $187,000 in non-interest expense, an increase of $180,000 in the provision for credit losses and an increase of $451,000 in income tax expense.

Interest income decreased $1.5 million, or 4.8%, to $30.5 million for the nine months ended September 30, 2026 compared to $32.1 million for the nine months ended September 30, 2025.

Interest income on cash and cash equivalents decreased $150,000, or 27.3%, to $400,000 for the nine months ended September 30, 2026 from $550,000 for the nine months ended September 30, 2025 due to a $2.0 million decrease in the average balance to $12.5 million for the nine months ended September 30, 2026 from $14.4 million for the nine months ended September 30, 2025, reflecting a decrease in deposits and a reduction of borrowings.  This was also due to an 81 basis point decrease in the average yield from 5.09% for the nine months ended September 30, 2025 to 4.28% for the nine months ended September 30, 2026 resulting from the lower interest rate environment.

Interest income on loans decreased $1.4 million, or 5.7%, to $23.7 million for the nine months ended September 30, 2026 compared to $25.1 million for the nine months ended September 30, 2025, due primarily to a $51.6 million decrease in the average balance to $643.6 million for the nine months ended September 30, 2026 from $695.2 million for the nine months ended September 30, 2025 offset by an eight basis point increase in the yield.

Interest income on securities increased $241,000, or 4.1%, to $6.1 million for the nine months ended September 30, 2026, from $5.9 million for the nine months ended September 30, 2025, primarily due to a 21 basis point increase in the average yield from 5.34% for the nine months ended September 30, 2025, to 5.55% for the nine months ended September 30, 2026.  The increase was also due to a $157,000 increase in the average balance to $147.0 million for the nine months ended September 30, 2026, from $146.8 million for the nine months ended September 30, 2025.

Interest expense decreased $3.1 million, or 14.9%, from $20.9 million for the nine months ended September 30, 2025 to $17.8 million for the nine months ended September 30, 2026 due to lower average balances of certificates of deposits and borrowings and a lower cost provided on CDs.  During the nine months ended September 30, 2026, the use of hedges increased the interest expense on FHLB advances and brokered deposits by $1,000. At September 30, 2026, cash flow hedges used to manage interest rate risk had a notional value of $67.5 million, while fair value hedges totaled $30.0 million in notional value.

Interest expense on interest-bearing deposits decreased $2.8 million, or 16.3%, to $14.1 million for the nine months ended September 30, 2026 from $16.9 million for the nine months ended September 30, 2025. The decrease was due to a 42 basis point decrease in the average cost of deposits to 3.31% for the nine months ended September 30, 2026 from 3.73% for the nine months ended September 30, 2025. The decrease in the average cost of deposits was due to the lower interest rate environment and a decrease in the rate paid on certificates of deposit offset by an increase in the rate paid on transactional accounts. Our rates on certificates of deposit decreased 47 basis points to 3.58% for the nine months ended September 30, 2026 from 4.05% for the nine months ended September 30, 2025 and the average balances of certificates of deposit decreased $55.5 million to $427.9 million for the nine months ended September 30, 2026 from $483.4 million for the nine months ended September 30, 2025. The average balance of NOW/money market accounts and savings accounts increased $7.1 million and $13.5 million for the nine months ended September 30, 2026, respectively, compared to the nine months ended September 30, 2025.

Interest expense on FHLB advances decreased $340,000, or 8.6%, from $4.0 million for the nine months ended September 30, 2025 to $3.6 million for the nine months ended September 30, 2026. The decrease was primarily due to a decrease in the average balance of $28.7 million to $115.4 million for the nine months ended September 30, 2026 from $144.1 million for the nine months ended September 30, 2025.  The decrease was offset by an increase in the average cost of borrowings of 27 basis points to 4.20% for the nine months ended September 30, 2026 from 3.93% for the nine months ended September 30, 2025 due to the new borrowings being shorter durations at higher rates.

Net interest income increased $1.6 million, or 13.9%, to $12.7 million for the nine months ended September 30, 2026 from $11.2 million for the nine months ended September 30, 2025.  The increase reflected a 36 basis point increase in our net interest rate spread to 1.57% for the nine months ended September 30, 2026 from 1.21% for the nine months ended September 30, 2025. Our net interest margin increased 37 basis points to 2.10% for the nine months ended September 30, 2026 from 1.73% for the nine months ended September 30, 2025.

We recorded a $50,000 provision for credit losses for the nine months ended September 30, 2026 compared to an $130,000 recovery for credit losses for the nine months ended September 30, 2025 due to higher delinquent commercial loan balances, offset by a decrease in loan balances.

Non-interest income decreased $223,000, or 14.5%, to $1.3 million for the nine months ended September 30, 2026 from $1.5 million for the nine months ended September 30, 2025 due to a $564,000 death benefit received in 2025 related to a former employee, offset by $300,000 received from an insurance claim during 2026 related to a previous year fraud loss.

For the nine months ended September 30, 2026, non-interest expense increased $187,000, or 1.6%, compared to the comparable September 30, 2025 period. Salaries and employee benefits decreased $108,000, or 1.8%, due to lower headcount. FDIC insurance premiums decreased $29,000, or 9.5%, due to lower deposit balances in 2026. Director fees decreased $92,000, or 19.1%, due to fewer members on the board. Professional fees decreased $112,000, or 12.0%, due to lower legal expense associated with a construction loan foreclosure in 2025. Merger expense was $311,000, due to higher legal expense associated with the upcoming merger. Occupancy and equipment increased $96,000, or 4.9%, due to cost for a new branch in 2026.

Income tax expense increased $451,000 to an expense of $443,000 for the nine months ended September 30, 2026 from an $8,000 benefit for the nine months ended September 30, 2025. The increase was due to an increase of $1.5 million in pre-tax income.

Balance Sheet Analysis at September 30, 2026 Compared to December 31, 2025

Total assets were $881.8 million at September 30, 2026, representing a decrease of $23.1 million, or 2.6%, from $904.9 million at December 31, 2025.  Cash and cash equivalents decreased $15.9 million during the period primarily as excess funds from increased borrowings, security maturities and loan payments were used to offset deposits outflows. Net loans decreased $532,000, or 0.08%, due to $47.0 million in repayments, partially offset by new production of $46.5 million. This decrease in net loans is also attributed to a $6.8 million decrease in residential loans, a $292,000 decrease in construction loans and a decrease of $6.4 million of commercial loans, offset by a $13.2 million increase in multi-family loans; commercial and industrial loans decreased $170,000, or 5.3% and consumer loans also decreased $56,000 or 47.5%.  Due to the interest rate environment, we have seen a decrease in demand for residential and construction loans, which have been primary drivers of our loan growth in recent periods, as well as consumer loans.  Securities available for sale decreased $11.7 million or 7.4%, due to repayments of mortgage-backed securities and maturities of corporate bonds.

Delinquent loans increased $600,000 to $28.2 million, or 4.34% of total loans, at September 30, 2026, compared to $27.6 million or 4.25% of total loans at December 31, 2025. The balance of delinquent loans includes $14.3 million of commercial real estate loans associated with four large loans that have been over 90 days past due. The balance of delinquent loans also includes one $10.9 million construction loan that is in bankruptcy and has a 45% loan to value.   Management considers all delinquent loans to be well-secured. During the nine months ended September 30, 2026, non-performing assets increased from $15.1 million at December 31, 2025 to $28.3 million, which represented 3.22% of total assets at September 30, 2026. The increase in non-performing loans was due to four commercial loans totaling $14.7 million to one associated borrower. No loans were charged off during the nine months ended September 30, 2026 or September 30, 2025. The Company’s allowance for credit losses related to loans was 0.39% of total loans and 9.03% of non-performing loans at September 30, 2026 compared to 0.39% of total loans and 19.29% of non-performing loans at December 31, 2025.  The Bank has limited exposure to commercial real estate loans secured by office space.

Total liabilities decreased $23.3 million, or 3.1%, to $740.7 million at September 30, 2026 from $764.0 million at December 31, 2025, mainly due to a $71.2 million decrease in deposits offset by an increase in borrowings. Total deposits decreased $71.2 million, or 10.9%, to $581.3 million at September 30, 2026 from $652.4 million at December 31, 2025. Management decided to reduce deposits due to the lack on new loan growth and the low yield on investments. The decrease in deposits reflected a decrease in certificate of deposit accounts, which decreased by $92.2 million to $401.7 million at September 30, 2026 from $493.9 million at December 31, 2025. This decrease was offset by savings accounts which increased by $16.5 million from $54.6 million at December 31, 2025 to $71.0 million at September 30, 2026 an increase in NOW deposit accounts and money market accounts, which increased by $3.0 million to $78.8 million, and by an increase in noninterest bearing demand accounts, which increased by $1.5 million from $28.2 million at December 31, 2025 to $29.7 million at September 30, 2026.  At September 30, 2026, brokered deposits were $95.5 million or 16.4% of deposits and municipal deposits were $42.8 million or 7.4% of deposits.  At September 30, 2026, uninsured deposits represented 28.5% of the Bank’s total deposits. FHLB advances increased $47.4 million, or 50.8%, due to the use of borrowings to fund deposit outflows.  Short-term borrowings increased $82.5 million, or 412.5%, to $102.5 million at September 30, 2026 from $20.0 million at December 31, 2025, while long-term borrowings decreased $35.1 million, or 47.9%, to $38.2 million at September 30, 2026 from $73.3 million at December 31, 2025.  Total borrowing capacity at the FHLB is $231.2 million of which $140.7 million has been advanced.

Total stockholders’ equity increased $230,000 to $141.1 million at September 30, 2026 from $140.9 million at December 31, 2025, primarily due to net income of $1.9 million, partially offset by a $1.0 million increase in accumulated other comprehensive loss and the repurchase of shares under the stock repurchase program. For the nine months ended September 30, 2026, the Company’s ratio of average stockholders’ equity-to-average total assets was 16.36%, compared to 15.02% for the nine months ended September 30, 2025.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from eight offices located in Bogota, Hasbrouck Heights, Upper Saddle River, Newark, Oak Ridge, Parsippany, Point Pleasant and Teaneck, New Jersey.

Forward-Looking Statements

   This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, the imposition of tariffs or other domestic or international governmental policies and trade restrictions and retaliatory measures impacting our borrowers and the broader economy, the impact of a potential federal government shutdown, debt ceiling impasses or fiscal uncertainty, real estate market values in the Bank’s lending area, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; the availability of low-cost funding; our continued reliance on brokered and municipal deposits; demand for loans in our market area; changes in the quality of our loan and security portfolios, economic assumptions or changes in our methodology, either of which may impact our allowance for credit losses calculation, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; the current or anticipated impact of military conflict, terrorism or other geopolitical  events; risks associated with cybersecurity threats, data breaches, ransomware attacks, or other failures in our operational or security systems and infrastructure, including the risks arising from our dependence on third-party service providers and vendors, the failure to maintain current technologies; failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(unaudited)

	As of	As of
	September 30, 2026	December 31, 2025
Assets
Cash and due from banks	$7,929,347	$11,584,648
Interest-bearing deposits in other banks	11,779,829	24,013,947
Cash and cash equivalents	19,709,176	35,598,595

Securities available for sale, at fair value	146,411,304	158,064,631
Loans, net of allowance for credit losses of $2,551,949 and $2,529,949, respectively	647,113,747	647,645,607
Premises and equipment, net	4,623,461	4,399,202
Federal Home Loan Bank ("FHLB") stock and other restricted securities	7,497,100	5,403,900
Accrued interest receivable	4,313,634	4,261,410
Core deposit intangibles	78,844	107,604
Bank-owned life insurance	32,460,252	31,774,855
Right of use asset	10,429,021	10,265,125
Investment in limited partnership	3,963,163	2,413,320
Other assets	5,247,573	5,013,251
Total Assets	$881,847,275	$904,947,500
Liabilities and Equity
Non-interest bearing deposits	$29,697,424	$28,177,516
Interest bearing deposits	551,571,246	624,269,541
Total deposits	581,268,670	652,447,057

FHLB advances-short term	102,500,000	20,000,000
FHLB advances-long term	38,191,326	73,322,132
Advance payments by borrowers for taxes and insurance	2,947,314	2,591,007
Lease liabilities	10,679,517	10,434,759
Other liabilities	5,121,765	5,244,197
Total liabilities	740,708,592	764,039,152

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at September 30, 2026 and December 31, 2025	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 12,757,803 issued and outstanding at September 30, 2026 and 12,925,572 at December 31, 2025	127,577	129,255
Additional paid-in capital	54,077,576	54,949,369
Retained earnings	94,023,505	92,097,426
Unearned ESOP shares (336,185 shares at September 30, 2026 and 356,188 shares at December 31, 2025)	(3,993,488)	(4,219,390)
Accumulated other comprehensive loss	(3,096,487)	(2,048,312)
Total stockholders’ equity	141,138,683	140,908,348
Total liabilities and stockholders’ equity	$881,847,275	$904,947,500

BOGOTA FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Interest income
Loans, including fees	$8,163,590	$8,213,734	$23,674,055	$25,108,786
Securities
Taxable	1,996,519	2,099,657	6,113,933	5,873,411
Tax-exempt	2,886	2,892	8,663	8,681
Other interest-earning assets	270,228	311,250	714,219	1,065,408
Total interest income	10,433,223	10,627,533	30,510,870	32,056,286
Interest expense
Deposits	4,545,095	5,624,968	14,148,760	16,911,430
FHLB advances	1,415,391	1,108,526	3,623,170	3,962,974
Total interest expense	5,960,486	6,733,494	17,771,930	20,874,404
Net interest income	4,472,737	3,894,039	12,738,940	11,181,882
Provision (recovery) for credit losses	—	(50,000)	50,000	(130,000)
Net interest income after provision (recovery) for credit losses	4,472,737	3,944,039	12,688,940	11,311,882
Non-interest income
Fees and service charges	58,278	59,703	169,772	175,277
Gain on sale of loans	—	—	—	37,830
Bank-owned life insurance	234,775	221,733	685,397	1,212,356
Other	43,971	39,902	463,821	116,957
Total non-interest income	337,024	321,338	1,318,990	1,542,420
Non-interest expense
Salaries and employee benefits	2,017,854	2,023,727	6,055,389	6,163,868
Occupancy and equipment	705,200	639,570	2,047,962	1,951,483
FDIC insurance assessment	94,139	98,438	279,543	308,958
Data processing	328,157	293,200	917,010	913,931
Advertising	45,225	10,350	135,725	131,850
Director fees	126,631	154,122	391,893	484,378
Professional fees	331,429	361,620	820,876	932,714
Merger expenses	310,979	—	310,979	—
Other	245,336	156,897	679,471	564,914
Total non-interest expense	4,204,950	3,737,924	11,638,848	11,452,096
Income before income taxes	604,811	527,453	2,369,082	1,402,206
Income tax expense (benefit)	132,200	72,828	443,003	(7,761)
Net income	$472,611	$454,625	$1,926,079	$1,409,967
Earnings per Share - basic	$0.04	$0.04	$0.15	$0.11
Earnings per Share - diluted	$0.04	$0.04	$0.15	$0.11
Weighted average shares outstanding - basic	12,425,946	12,637,950	12,573,824	12,641,128
Weighted average shares outstanding - diluted	12,438,175	12,650,192	12,575,879	12,642,660

BOGOTA FINANCIAL CORP.
SELECTED RATIOS
(unaudited)

	At or For the Three Months		At or for the Nine Months
	Ended September 30,		Ended September 30,
	2026	2025	2026	2025
Performance Ratios (1):
Return on average assets (2)	0.05%	0.05%	0.22%	0.15%
Return on average equity (3)	0.33%	0.33%	1.36%	1.02%
Interest rate spread (4)	1.68%	1.30%	1.57%	1.21%
Net interest margin (5)	2.19%	1.80%	2.10%	1.73%
Efficiency ratio (6)	87.43%	88.67%	82.79%	90.00%
Average interest-earning assets to average interest-bearing liabilities	117.48%	116.24%	117.71%	115.57%
Net loans to deposits	111.33%	103.48%	111.33%	103.48%
Average equity to average assets (7)	16.15%	15.08%	16.36%	15.02%
Capital Ratios:
Tier 1 capital to average assets			16.67%	15.46%
Asset Quality Ratios:
Allowance for credit losses as a percent of total loans			0.39%	0.38%
Allowance for credit losses as a percent of non-performing loans			9.03%	12.42%
Net charge-offs to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			4.37%	3.06%
Non-performing assets as a percent of total assets			3.22%	2.21%

(1)	Certain performance ratios for the three and nine months ended September 30, 2026 and 2025 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)
Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2026 and 2025.

(5)
Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2026 and 2025.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

 LOANS

Loans are summarized as follows at September 30, 2026 and December 31, 2025:

	September 30,	December 31,
	2026	2025
	(unaudited)
Real estate:
Residential First Mortgage	$437,073,254	$443,894,498
Commercial Real Estate	115,591,491	121,960,681
Multi-Family Real Estate	72,142,878	58,944,579
Construction	21,754,735	22,046,399
Commercial and Industrial	3,041,399	3,211,338
Consumer	61,939	118,061
Total loans	649,665,696	650,175,556
Allowance for credit losses	(2,551,949)	(2,529,949)
Net loans	$647,113,747	$647,645,607

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated:

	At September 30,			At December 31,
	2026			2025
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(unaudited)
Non-interest bearing demand accounts	$29,697,424	5.11%	—%	$28,177,516	4.32%	—%
NOW accounts	69,774,998	12.00%	2.66	65,532,122	10.04%	2.76
Money market accounts	9,010,864	1.55%	0.41	10,244,512	1.57%	0.44
Savings accounts	71,040,175	12.22%	2.73	54,558,439	8.36%	2.13
Certificates of deposit	401,745,209	69.12%	3.59	493,934,468	75.70%	3.75
Total	$581,268,670	100.00%	3.14%	$652,447,057	100.00%	3.30%

 Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended September 30,
	2026			2025
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:	(unaudited)
Cash and cash equivalents	$16,148	$170	4.16%	$16,683	$179	4.27%
Loans	642,560	8,164	5.04%	682,956	8,214	4.77%
Securities	147,351	1,999	5.43%	153,945	2,103	5.46%
Other interest-earning assets	7,421	100	5.43%	6,460	132	8.16%
Total interest-earning assets	813,480	10,433	5.10%	860,044	10,628	4.91%

Non-interest-earning assets	63,180			64,826
Total assets	$876,660			$924,870
Liabilities and equity:
NOW and money market accounts	$84,782	$509	2.29%	$70,644	$434	2.44%
Savings accounts	66,678	462	2.55%	50,442	269	2.11%
Certificates of deposit (1)	402,280	3,574	3.57%	502,657	4,922	3.89%
Total interest-bearing deposits	553,740	4,545	3.28%	623,763	5,625	3.58%

FHLB advances (1)	138,726	1,415	4.14%	116,134	1,109	3.79%
Total interest-bearing liabilities	692,466	5,960	3.42%	739,898	6,734	3.61%
Non-interest-bearing deposits	29,387			29,427
Other non-interest-bearing liabilities	13,255			16,114
Total liabilities	735,108			785,439

Total equity	141,552			139,431
Total liabilities and equity	$876,660			$924,870
Net interest income		$4,473			$3,894
Interest rate spread (2)			1.68%			1.30%
Net interest margin (3)			2.19%			1.80%
Average interest-earning assets to average interest-bearing liabilities	117.48%			116.24%

1.
Cash flow and fair value hedges are used to manage interest rate risk. During the three months ended September 30, 2026 and 2025, the net effect on interest expense on the FHLB advances and certificates of deposit was an increased expense of $22,000 and a reduced expense of $205,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

	Nine Months Ended September 30,
	2026			2025
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$12,459	$400	4.28%	$14,420	$550	5.09%
Loans	643,579	23,674	4.90%	695,200	25,109	4.82%
Securities	146,977	6,123	5.55%	146,820	5,882	5.34%
Other interest-earning assets	6,374	314	6.58%	7,277	515	9.44%
Total interest-earning assets	809,389	30,511	5.03%	863,717	32,056	4.95%
Non-interest-earning assets	55,873			58,963
Total assets	$865,262			$922,680
Liabilities and equity:
NOW and money market accounts	$83,420	$1,517	2.43%	$74,409	$1,338	2.40%
Savings accounts	60,846	1,166	2.56%	48,358	743	2.06%
Certificates of deposit (1)	427,898	11,466	3.58%	489,876	14,830	4.05%
Total interest-bearing deposits	572,164	14,149	3.31%	612,643	16,911	3.73%
FHLB advances (1)	115,430	3,623	4.20%	134,689	3,963	3.93%
Total interest-bearing liabilities	687,594	17,772	3.46%	747,332	20,874	3.73%
Non-interest-bearing deposits	29,593			31,413
Other non-interest-bearing liabilities	6,559			5,367
Total liabilities	723,746			784,112
Total equity	141,516			138,568
Total liabilities and equity	$865,262			$922,680
Net interest income		$12,739			$11,182
Interest rate spread (2)			1.57%			1.21%
Net interest margin (3)			2.10%			1.73%
Average interest-earning assets to average interest-bearing liabilities	117.71%			115.57%

1.
Cash flow and fair value hedges are used to manage interest rate risk. During the nine months ended September 30, 2026 and 2025, the net effect on interest expense on the FHLB advances and certificates of deposit was an increased expense of $1,000 and a reduced expense of $568,000, respectively.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

 Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended September 30, 2026			Nine Months Ended September 30, 2026
	Compared to			Compared to
	Three Months Ended September 30, 2025			Nine Months Ended September 30, 2025
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest income:	(unaudited)
Cash and cash equivalents	$(5)	$(4)	$(9)	$(69)	$(81)	$(150)
Loans receivable	(1,910)	1,860	(50)	(2,082)	647	(1,435)
Securities	(92)	(12)	(104)	6	235	241
Other interest earning assets	99	(131)	(32)	(58)	(143)	(201)
Total interest-earning assets	(1,909)	1,714	(195)	(2,203)	658	(1,545)

Interest expense:
NOW and money market accounts	220	(145)	75	161	18	179
Savings accounts	117	76	193	218	205	423
Certificates of deposit	(955)	(393)	(1,348)	(1,755)	(1,609)	(3,364)
FHLB advances	207	99	306	(721)	381	(340)
Total interest-bearing liabilities	(411)	(363)	(774)	(2,096)	(1,006)	(3,102)
Net increase in net interest income	$(1,498)	$2,077	$579	$(107)	$1,664	$1,557

Contacts
Kevin Pace – President & CEO, 201-862-0660 ext. 1110